UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 8, 2021

Ekso Bionics Holdings, Inc.

(Exact Name of Registrant as specified in its charter)

Nevada	001-37854	99-0367049
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Harbour Way South, Suite 1201

Richmond, California 94804

(Address of principal executive offices, including zip code)

(510) 984-1761

(Registrant’s telephone number, including area code)

Not Applicable

(Registrant’s former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EKSO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Common Stock Offering

On February 8, 2021, Ekso Bionics Holdings, Inc. (the “Company”) entered into an amended and restated underwriting agreement (the “Underwriting Agreement”) with H.C. Wainwright & Co., LLC (“Wainwright”), to issue and sell 3,902,440 shares of common stock of the Company, par value $0.001 per share (“Common Stock”), in an underwritten public offering pursuant to an effective shelf registration statement on Form S-3 (File No. 333-239203) and a related prospectus and prospectus supplement, in each case filed with the Securities and Exchange Commission (the “Offering”). The offering price to the public was $10.25 per share of Common Stock. Wainwright agreed to purchase the shares from the Company pursuant to the Underwriting Agreement at a price of $9.5325 per share representing an underwriting discount of 7.0%. The Company also agreed to reimburse Wainwright in the sum of up to $100,000 for certain accountable expenses, $50,000 for non-accountable expenses, and clearing fees of $15,950, and agreed to pay Wainwright a management fee equal to 1.0% of the aggregate gross proceeds from the Offering. In addition, the Company granted Wainwright an option to purchase, for a period of 30 days from the date of the Underwriting Agreement, up to an additional 585,366 shares of Common Stock (the “Option”). The Company estimates that the net proceeds from the Offering will be approximately $36.4 million, or approximately $41.9 million if Wainwright exercises the Option in full, in each case after deducting underwriting discounts and commissions and estimated offering expenses. The closing of the Offering occurred on February 11, 2021. Wainwright acted as the sole book-running manager for the Offering.

The Underwriting Agreement contains customary representations, warranties, covenants and agreements by the Company, indemnification obligations of the Company and Wainwright, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

A copy of the opinion of Snell & Wilmer L.L.P. as to the legality of the shares of Common Stock to be issued and sold in the Offering and related consent is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Underwriter Warrants

Pursuant to the Underwriting Agreement, on February 11, 2021, the Company issued to certain designees of Wainwright 5-year warrants (the “Warrants”) to purchase shares of Common Stock in an amount equal to 7.0% of the aggregate number of shares sold in the Offering, or 273,170 shares of Common Stock (or 314,146 if Wainwright exercises the Option in full) at an exercise price of $12.8125 per share (equal to 125% of the offering price). If Wainwright exercises its option to purchase additional shares of Common Stock in full, the Company will issue to Wainwright or its designees additional Warrants to purchase up to 40,976 shares of Common Stock. Neither the issuance of the Warrants nor the shares of Common Stock issuable upon the exercise of the Warrants (the “Warrant Shares”) are registered under the Securities Act or any state securities laws. The Warrants and the Warrant Shares will be issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder.

The foregoing descriptions of the Underwriting Agreement and the Warrants are not complete, and each description is qualified in its entirety by reference to the full text of the Underwriting Agreement and the Form of Warrants, copies of which are filed as Exhibits 10.1 and 4.1 respectively, to this Current Report on Form 8-K, and are incorporated by reference herein.

Item 3.02	Unregistered Sale of Equity Securities.

The information regarding the issuance and sale of Warrants and the shares of Common Stock issuable thereunder contained in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 3.02.

Item 8.01	Other Events.

On February 8, 2021, the Company issued press releases announcing the various transactions described herein. On February 11, 2021, the Company issued a press release relating to the closing of the transaction described herein. Copies of the press releases are attached as Exhibit 99.1, Exhibit 99.2 and Exhibit 99.3 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

1.1	Underwriting Agreement, dated February 8, 2021, by and between the Company and H.C. Wainwright & Co., LLC
4.1	Form of Representative’s Warrant
5.1	Opinion of Snell & Wilmer L.L.P.
23.1	Consent of Snell & Wilmer L.L.P. (contained in Exhibit 5.1)
99.1	Press Release dated February 8, 2021
99.2	Press Release dated February 8, 2021
99.3	Press Release dated February 11, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EKSO BIONICS HOLDINGS, INC.

By:	/s/ John Glenn
Name:	John Glenn
Title:	Chief Financial Officer

Dated: February 11, 2021